 Exhibit 99.1

IRREVOCABLE PROXY AGREEMENT

This Agreement (the “Agreement”), entered into effective the 10th day of October 2014 (the “Effective Date”), is by and between Optimum Solutions Pte Ltd, a company incorporated in Singapore (hereinafter the “Proxy Holder”) and H. Matthew Chambers (hereinafter the “Stockholder”), a shareholder of Confederate Motors, Inc., a Delaware corporation (the “Company”).

Recitals:

WHEREAS, the Company has entered into a Subscription Agreement dated as of the Effective Date (the “Subscription Agreement”) with the Proxy Holder whereby the Proxy Holder has purchased 6,234,412 common shares of the Company (the “Shares”);

WHEREAS, pursuant to the terms of the Subscription Agreement the Proxy Holder has agreed to provide the Stockholder with this proxy;

WHEREAS, the Stockholder is willing to grant to the Proxy Holder the right to vote the Shares owned by the Stockholder for a limited period of time to effect the purposes of the Subscription Agreement;

NOW, THEREFORE, in consideration of the mutual terms and conditions set forth herein, and for other consideration the sufficiency and receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.     Issuance of Proxy. Except as limited herein, the Stockholder hereby irrevocably constitutes and appoints Proxy Holder the true and lawful attorney, agent and proxy, with full power of substitution, of the Stockholder for the period hereinafter defined, for and in the name, place and stead of the Stockholder, to vote all of the shares of common stock held by the Stockholder at any and all meetings of the shareholders of the Company, whether regular or special, and at any adjournment or adjournments thereof, and to execute with respect to said Shares any and all instruments, consents, directions or other documents relative to the following corporate action: the election of one director designated by the Proxy Holder pursuant to the Subscription Agreement.

2.     Term. This irrevocable proxy shall expire on the earlier of ten (10) years from the Effective Date or such date as the Proxy Holder shall retain ownership of fewer than 25% of the Shares.

3.     Stock Transfer Records. Each of the stock certificates representing the Stockholder’s shares shall be designated as subject to this irrevocable proxy on the transfer records of the Company.

4.     Proxy Coupled with an Interest. This proxy is being given in conjunction with the sale of the Shares by the Company to the Proxy Holder as provided in the Subscription Agreement. For this reason, among others, the Stockholder acknowledges and declares that, (a) this Agreement and the proxy hereby granted are irrevocable for the term set forth herein, and (b) the proxy granted hereby is coupled with an interest.

5.     Miscellaneous.

a.     Governing Law and Venue. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

b.     Attorneys’ Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

c.     Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

d.     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

e.     Headings. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

f.     Survival of Covenants, Etc. All covenants, representations and warranties made herein shall survive the making of this Agreement and shall continue in full force and effect from the date of signing of this Agreement, at the end of which period no claim may be made with respect to any such covenant, representation, or warranty unless such claim shall have been asserted in writing to the indemnifying party during such period.

g.     Binding on Successors. This Agreement will be binding on, and will inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

h.     Counterparts. This Agreement may be executed in 2 (two) counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution may be made by delivery by facsimile.

2

i.     Governing Language. This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

j.     Amendment/ Modification. This Agreement may only be amended, supplemented or modified by execution of an instrument in writing signed by the parties hereto.

IN WITNESS WHEREOF, the undersigned have executed this document effective the day and year first above written.

STOCKHOLDER:	s/ H. Matthew Chambers
H. Matthew Chambers

PROXY HOLDER:	/s/ Arun Pandey
Arun Pandey